As filed with the Securities and Exchange Commission on June 30, 2006

                                            Registration Number


                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                      HEADLINERS ENTERTAINMENT GROUP, INC.
             --------------------------------------------------
             (Exact name of Registrant as specified in Charter)

                  Delaware                             84-1195628
       ------------------------------------------------------------------
         (State of Incorporation)          (I.R.S. Employer I.D. Number)

              501 Bloomfield Avenue, Montclair, New Jersey 07042
              --------------------------------------------------
                  (Address of Principal Executive Offices)

                       2006 STOCK AND STOCK OPTION PLAN
                            (Full Title of Plan)

                             EDUARDO RODRIGUEZ
                     Headliners Entertainment Group, Inc.
                            501 Bloomfield Avenue
                            Montclair, NJ 07042
                              (973) 233-1233
          ---------------------------------------------------------
          (Name, Address and Telephone Number of Agent for Service)

                                  Copy to:
                            ROBERT BRANTL, ESQ.
                             322 Fourth Street
                             Brooklyn, NY 11215
                               (718) 768-6045

                      CALCULATION OF REGISTRATION FEE

                                  Proposed       Proposed
Title of                          Maximum        Maximum
Securities       Amount           Offering       Aggregate      Amount of
to be            to be            Price per      Offering       Registration
Registered       Registered (1)   Share (2)      Price (2)      Fee
------------------------------------------------------------------------------
Common Stock,    2,560,000 shares  $0.018        $46,080        $4.94
$0.001 par value

(1) This Registration Statement also covers an indeterminable number of additional shares that may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plan.

(2) The price stated is estimated solely for purposes of calculation of the registration fee and is the product resulting from multiplying 2,560,000 shares by $0.018, the closing price of shares of the Common Stock on the OTC Bulletin Board on June 23, 2006.

                                  PART II

            INFORMATION REQUIRED IN THE REGISTRATION  STATEMENT

Item 3.  Incorporation of Documents by Reference.

     Headliners Entertainment Group, Inc. is incorporating by reference the following document previously filed with the Securities and Exchange Commission:

     (a) Headliners' Annual Report on Form 10-KSB for the year ended December 31, 2005;

     (b) Headliners' Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006;

     (c) the description of Headliners's Common Stock contained in its Registration Statement on Form 10-SB.

     Headliners, Inc. is also incorporating by reference all documents hereafter filed by Headliners pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.  Description of Securities.

     Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

     Robert Brantl, Esq., counsel to Headliners, has passed upon the validity of the shares registered pursuant to this Registration Statement. Mr. Brantl holds no interest in the securities of Headliners.

Item 6.   Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

     The Bylaws of Headliners provide that the corporation shall indemnify its directors and officers to the maximum extent provided by the Delaware General Corporation Law.

Item 7.   Exemption from Registration Claimed.

     Not applicable.

Item 8.   Exhibits.

     4.1  2006 Stock and Stock Option Plan

     5    Opinion of Robert Brantl, Esq.

    23.1  Consent of Bagell, Josephs, Levine & Company, L.L.C.

    23.2 Consent of Robert Brantl, Esq. is contained in his opinion, filed as Exhibit 5.

Item 9.   Undertakings.

     Headliners hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) That, for purposes of determining any liability underthe Securities Act of 1933, each filing of the annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Headliners pursuant to the provisions of the Delaware General Corporation Law or otherwise, Headliners has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Headliners of expenses incurred or paid by a director, officer or controlling person of Headliners in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Headliners will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Headliners Entertainment Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montclair and the State of New Jersey on the 30th day of June, 2006.

                             HEADLINERS ENTERTAINMENT GROUP, INC.


                             By: /s/Eduardo Rodriguez
                             -------------------------------------
                             Eduardo Rodriguez
                             Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following person in the capacities indicated on June 30, 2006.

Name                        Title

/s/ Eduardo Rodriguez       President (Chief Executive Officer, Chief Financial
Eduardo Rodriguez           Officer, Chief Accounting Officer), Director


/s/ Michael Margolies       Director
Michael Margolies


                              INDEX TO EXHIBITS

4.1  2006 Stock and Stock Option Plan

5    Opinion of Robert Brantl, Esq.

23.1 Consent of Bagell, Josephs, Levine & Company, L.L.C.

23.2 Consent of Robert Brantl, Esq. is contained in his opinion, filed as
     Exhibit 5.